Exhibit 10.14

SECOND AMENDMENT TO THE
EMPLOYMENT AGREEMENT
FOR
KENNETH A. JOYCE

This Second Amendment to the Employment Agreement for Kenneth A. Joyce dated as of August March 1, 2006 (“Agreement”) is effective as of this 31st day of December, 2008.

RECITALS

WHEREAS, Ruban Financial Corp. (“RFC”) and Kenneth A. Joyce ( “Executive”) previously entered into the Agreement; and

WHEREAS, the Agreement must be amended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Code”); and

WHEREAS, RFC and Executive desire to amend the Agreement as provided herein for the purpose of complying with Section 409A of the Code; and

WHEREAS, Section 22 of the Agreement permits the parties to amend the agreement in a writing signed by each.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, RFC and Executive hereby amend the Agreement as follows:

1.             Any reference to the “Corporation” in the Agreement shall mean RFC.

2.             New Section 3(f) is hereby added to the Agreement as follows:

(f)           For purposes of this Agreement, any reference to a “termination” of this Agreement or of Executive’s employment hereunder (or any form thereof) shall mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) by Executive from RFC and any entity that, along with RFC, would be treated as a single employer under Sections 414(b) and (c) of the Code.

3.             Section 4(b) is hereby amended by adding the following sentence to the end thereof:

Payment of any Bonus described in this Section 4(b) shall be made at the time or times described in the applicable bonus plan and, if no time for payment is provided or if no bonus plan exists, payment of the Bonus shall be made no later than the fifteenth (15th) day of the third (3rd) month following the later of: (i) the end of Executive’s calendar year during which the bonus was earned; or (ii) the end of RFC’s fiscal year during which the bonus was earned.

1.

4.	Section 5(b) of the Agreement is hereby deleted in its entirety and the following is substituted therefore:

(b)	For purposes of this Agreement, the term “Change of Control” shall mean the earliest of any of the following:
(i)
The acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of the stock of RFC that, together with the stock of RFC held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of all of the stock of RFC;

(ii)
The acquisition by any person, or more than one person acting as a group, within any 12-month period, of shares of RFC possessing thirty (30) percent or more of the total voting power of all of the stock of RFC;

(iii)
A majority of the members of the Board of Directors of RFC is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of RFC prior to the date of the appointment or election; or

(iv)
The acquisition by any person, or more than one person acting as a group (other than any person described in Treasury Regulation §1.409A-3(i)(5)(vii)(B)) within any 12-month period, of assets from RFC that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of RFC immediately prior to such acquisition or acquisitions.

This definition of Change in Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

Notwithstanding any other provision of this Agreement, the Executive will not be entitled to any amount under this Agreement if he/she acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the board of directors and in his/her capacity as an employee of RFC.

5.	Section 6(a)(ii) of the Agreement is hereby amended by adding the following to the end thereof:

The provisions of Section 6(a)(ii) shall be subject to the following: (i) any continuation of benefits, other than health care and disability insurance coverage during the applicable COBRA continuation period described in Section 4980B of the Code, and (ii) any payment of the Welfare Benefit Replacement Cost shall first be treated as a “limited payment” within the meaning of Treasury Regulation §1.409A-1(b)(9)(v)(D) and any payments in excess of the limited payment shall be subject to the following limitations: (A) no benefit shall be provided and no payment shall be for Welfare Benefit Replacement Cost incurred beyond the period described in Section 6(a)(ii); (B) the amount of benefits provided or payments made during any taxable year of Executive may not affect the amount of benefits provided or expenses eligible for payment to the Executive in any other taxable year; and (C) the right to benefits or payments may not be subject to liquidation or exchange for another benefit.

2.

6.	Section 7(b) of the Agreement is hereby amended by adding the following to the end thereof:

The benefit described in this Section 7(b) shall be subject to provisions of Section 6(a)(ii).

7.	The first paragraph of Section 8 of the Agreement is hereby amended by deleting the last sentence thereof.

8.	Section 15(b) of the Agreement is hereby amended by adding the following to the end thereof:

Any gross-up for taxes pursuant to this Section 15(b) shall be made by no later than the end of the taxable year following the taxable year in which Executive remits the taxes being grossed-up.

9.	New Sections 31, 32 and 33 are hereby added to the Agreement as follows:

31.           TREATMENT OF CERTAIN PAYMENTS, REIMBURSEMENTS AND THE PROVISION OF CERTAIN BENEFITS. Any payment or reimbursement described in Sections 4(e), 8 and 15(b) shall be subject to the following:  (i) the amount of expenses eligible for payment or reimbursement, or benefits to be provided, during any taxable year of Executive may not affect the expenses eligible for payment or reimbursement, or benefits to be provided, in any other taxable year of Executive; (ii) the payment or reimbursement of any expense must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense is incurred; and (iii) the right to payment or reimbursement, or provision of benefits, may not be subject to liquidation or exchange for another benefit.

32.           REQUIREMENT PAYMENT DELAY.  Notwithstanding the foregoing, if Executive is a “specified employee,” within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the RFC’s (or, if applicable, the Change Entity’s) policy for determining specified employees, on Executive’s date of termination, and Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2) of the Code, then such payment or benefit shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following Executive’s date of termination (or, if earlier, Executive’s death).  The first payment that can be made following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.

33.           SECTION 409A OF THE CODE.  This Agreement is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will be interpreted, administered and operated accordingly.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to Executive and neither no person shall be liable to Executive for failure to comply with the requirements of Section 409A of the Code. RFC may accelerate the time or schedule of a distribution to Executive at any time this Agreement fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

3.

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the date first set forth above.

RFC		EXECUTIVE

RURBAN FINANCIAL CORP.		/s/ Kenneth A. Joyce
Kenneth A. Joyce

By:	/s/ Steven VanDemark
Its:	Chairman

4.